UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 20, 2018

Aemetis, Inc.
(Exact name of registrant as specified in its charter)

Nevada	000-51354	26-1407544
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20400 Stevens Creek Blvd., Suite 700
Cupertino, CA 95014
 (Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code:
(408) 213-0940

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 20, 2018 (the “Signing Date”), Aemetis Biogas LLC, a Delaware limited liability company (“Biogas”) whose outstanding Common Units (the “Common Units”) are solely held by Aemetis, Inc. (the “Registrant”), entered into a Series A Preferred Unit Purchase Agreement (the “Purchase Agreement”) by and among Biogas, Protair-X Americas, Inc. (the “Purchaser”) and Third Eye Capital Corporation (the “Agent”), in order to provide funding for Biogas to develop, construct, complete and operate eleven dairy digesters to collect biogas from manure ponds located near the Registrant’s Keyes ethanol plant, which will be purified and compressed into natural gas for sale to transport fleets and utilities.

Pursuant to the Purchase Agreement, Biogas agreed to sell to the Purchaser up to 6,000,000 Series A Preferred Units of Biogas (the “Series A Preferred Units”) at a price per Series A Preferred Unit of $5.00 for an aggregate purchase price of up to $30,000,000 (the “Purchase”).

At the first closing of the Purchase under the initial tranche, which took place on the Signing Date (the “Initial Closing Date”), Biogas sold and transferred 1,660,000 Series A Preferred Units to Purchaser for aggregate consideration of $8,300,000. Biogas may request that Purchaser purchase additional Series A Preferred Units under the initial tranche upon satisfaction of certain conditions set forth in the Purchase Agreement; provided, however, that no more than 3,200,000 Series A Preferred Units may be sold to the Purchaser under the initial tranche. At the first closing of the Purchase under the second tranche, Biogas agrees to sell and transfer, and Purchaser agrees to purchase, a minimum of 200,000 but no more than 2,800,000 Series A Preferred Units, which will occur within five business days following the satisfaction of certain conditions precedent as set forth in Section 5.2 of the Purchase Agreement, or otherwise on such date and time as Biogas, the Purchaser and the Agent may mutually agree. Biogas may request that Purchaser purchase additional Series A Preferred Units under the second tranche upon satisfaction of certain conditions set forth in the Purchase Agreement; provided, however, that no more than 2,800,000 Series A Preferred Units may be sold to the Purchaser under the second tranche.

In connection with the Purchase Agreement, on December 19, 2018, Biogas amended and restated its operating agreement, dated as of March 23, 2018, by and between Biogas and the Registrant (as amended, the “Amended and Restated LLC Agreement”) to, among other things, create, authorize and establish the rights and preferences of the Series A Preferred Units and reflect Purchaser becoming a member of Biogas. Pursuant to the Amended and Restated LLC Agreement, the Series A Preferred Units accrue preference payments of $0.50 per unit per calendar year, payable quarterly, commencing on the second anniversary of the Initial Closing Date (the “Preference Payments”) and have a liquidation preference of $15 per unit in preference to all other membership interests of Biogas.

In the event Biogas proposes to offer or sell any of its equity securities, holders of Series A Preferred Units have preemptive rights. Additionally, Series A Preferred Units are convertible at the option of the holder into the same number of Common Units, subject to certain conditions and anti-dilutive adjustments.

Biogas must mandatorily redeem a number of Series A Preferred Units on a quarterly basis, subject to certain conditions and limitations. On the sixth anniversary of the Signing Date, all outstanding Series A Preferred Units will be redeemed by Biogas for an aggregate amount equal to the liquidation value plus all accrued and unpaid Preference Payments on the Series A Preferred Units.

The obligations and liabilities of Biogas under the Purchase Agreement are secured by a first priority lien over all assets of Biogas pursuant to a Security Agreement by and between Biogas and the Agent (the “Security Agreement”).

The foregoing descriptions of the Purchase Agreement, Amended and Restated LLC Agreement and Security Agreement are qualified in their entirety by reference to the Purchase Agreement, Amended and Restated LLC Agreement and Security Agreement attached hereto as Exhibit 10.1, Exhibit 10.2 and Exhibit 10.3 respectively, which are incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

To the extent required by Item 2.03, the information contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

EXHIBIT NUMBER	DESCRIPTION

Exhibit 10.1	Series A Preferred Unit Purchase Agreement, dated as of December 20, 2018, by and among Aemetis Biogas LLC, Protair-X Americas, Inc. and Third Eye Capital Corporation
Exhibit 10.2	Amended and Restated Limited Liability Company Agreement of Aemetis Biogas LLC, dated as of December 19, 2018, by and among Aemetis Biogas LLC, Aemetis, Inc. and Protair-X Americas, Inc.
Exhibit 10.3	Security Agreement, dated as of December 20, 2018, by and between Aemetis Biogas LLC and Third Eye Capital

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEMETIS, INC.

	By:	/s/ Eric A. McAfee
	Name:	Eric A. McAfee
	Title:	Chief Executive Officer
December 27, 2018		(Principal Executive Officer)